UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 22, 2019

Date of Report (Date of earliest event reported)

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38445	36-4787690
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania, 18940

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 944-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	HSDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☒

Item 8.01	Other Events.

On November 21, 2019, Helius Medical Technologies, Inc. (the “Company”) announced that it is conducting a public offering of securities (the “Public Offering”). In connection with the Public Offering, the Company is providing the following information to update the risk factor related to potential litigation claims and legal proceedings, including intellectual property litigation, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), filed with the Securities and Exchange Commission on March 14, 2019. The following language supersedes the risk factor included in the Form 10-K in its entirety:

We may be subject to various litigation claims and legal proceedings, including intellectual property litigation, such as patent infringement claims, which could adversely affect our business.

We, as well as certain of our directors and officers, may be subject to claims or lawsuits. These lawsuits may result in significant legal fees and expenses and could divert management’s time and other resources. If the claims contained in these lawsuits are successfully asserted against us, we could be liable for damages and be required to alter or cease certain of our business practices or product lines. Any of these outcomes could cause our business, financial performance and cash position to be negatively impacted.

Additionally, our commercial success will also depend, in part, on not infringing on the patents or proprietary rights of others. There can be no assurance that the technologies and products used or developed by us will not infringe such rights. If such infringement occurs and we are not able to obtain a license from the relevant third party, we will not be able to continue the development, manufacture, use, or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all or on commercially reasonable terms. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to, and diversion of, our resources and could have a material and adverse impact on us.

An adverse outcome in any such litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, all of which could have a material adverse effect on our business.

On January 5, 2015, Wicab sued the Company, Helius Medical, Inc (formerly known as NeuroHabilitation Corporation) (“NHC”), Mitch Tyler, a director of the Company and NHC and Yuri Danilov, a former director of the Company and a director of NHC, and Advanced NeuroRehabilitation LLC (“ANR”), in the U.S. District Court for the Western District of Wisconsin. ANR is the licensor to the Company of three issued patents (U.S. Patent Nos. 8,849,407 and 8,909,345 and 9,020,612) and other patents pending related to neurostimulation methods and devices. The complaint contained various state and common law claims arising from Messrs. Danilov’s and Tyler’s prior employment with Wicab and relating to ownership of two of the issued patents (U.S. Patent Nos. 8,849,407 and 8,909,345). U.S. Patent No. 9,020,612 was not included in the Wicab complaint. The complaint alleged, among other things, that following their departure from Wicab, Danilov and Tyler knowingly filed patent applications for and used ideas and inventions developed at Wicab in violation of various non-competition and confidentiality agreements, and that the two issued patents are therefore rightfully the property of Wicab. The complaint sought an unspecified amount of monetary damages, an injunction preventing NHC from using the ideas and inventions in the two patents, an order transferring ownership of the patents from ANR to Wicab, and recovery of costs and attorneys’ fees. The Company conducted an internal investigation and determined that Wicab expressly waived all rights in the two issued patents and, additionally, that Wicab’s claims were barred by the six year statute of limitations in Wisconsin. On January 14, 2015, the Company informed Wicab of its belief that the claims were barred due to the express waiver and the statute of limitations. On the same day, Wicab dismissed the complaint without prejudice.

On October 12, 2015, the Company received a letter from Wicab alleging that the two issued patents were invalid in view of prior art cited in the letter, including scientific publications and patent applications, and that Paul Bach-y-Rita, Wicab’s founder, should have been named as an inventor on these two issued patents. Wicab indicated in the letter that it may file reexamination or inter partes review proceedings with the U.S. Patent Office to attempt to invalidate the claims in the two issued patents. Wicab also stated that it would consider an unspecified “business solution” to resolve this matter. On December 10, 2015, representatives of each of the Company and Wicab met to discuss the parameters of a potential settlement. The parties did not reach a settlement and discussions ceased. Wicab has patent applications pending in the U.S. Patent Office. If the U.S. Patent Office grants to Wicab one or more patents based on these applications, Wicab may pursue legal action against the Company alleging infringement of such patents. Wicab may also take other actions against the Company, its assets, intellectual property rights, officers, directors, employees, agents or other persons or entities which may also have a material adverse effect on business, operating results and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Dated: November 22, 2019	By:	/s/ Joyce LaViscount
Joyce LaViscount Chief Financial Officer